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                                   EXHIBIT 99

                                  NEWS RELEASE

                  CAMCO FINANCIAL INCLUDED IN NEW NASDAQ INDEX

CAMBRIDGE, OHIO (NASDAQ: CAFI) - NASDAQ has partnered with America's Community Bankers (ACB), a national trade association for community bankers, to launch a stock index which measures the performance of community bank stocks.

Richard C. Baylor, President & CEO stated, "We are pleased about the opportunity provided us to be included in this ACB NASDAQ community bank stock index. We look forward to the additional visibility and liquidity this index should provide our stock which trades on the NASDAQ national market." The America's Community Bankers NASDAQ index outperformed broad market indexes in its first full quarter, as announced by the ACB on April 7, 2004.

The ACB NASDAQ index posted an increase of 4.03 percent in the first quarter of 2004, moving from 250.03 at Dec. 31, 2003 to 260.12 at March 31, 2004. By way of
comparison, the broad-market S&P 500 Index ended the first quarter up 1.69 percent, while the NASDAQ Composite Index returned -0.36 percent. The index will be calculated daily, posted at www.AmericasCommunityBankers.com and through other websites.

Comparisons with the S&P 500 Index and the NASDAQ Composite Index are based on the total return method, which includes stock price changes, plus the value of reinvested dividends. The total return method was chosen for the ACB NASDAQ Index to best reflect the investment performance of community bank stock.

The ACB NASDAQ index is unique in that it includes only community banks and thrifts, and excludes large banks and those with specializations in credit cards and international lending. The index includes some 540 community banks.




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Camco Financial Corporation, holding company for Advantage Bank, is a multi-state thrift holding company headquartered in Cambridge, Ohio with assets of $1.1 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 32 offices in 23 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.




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                  AMERICA'S COMMUNITY BANKERS NASDAQ INDEX(TM)

                                   Disclaimer

THE FINANCIAL DATA AND OTHER INFORMATION PRESENTED HEREON RELATING TO THE AMERICA'S COMMUNITY BANKERS-NASDAQ INDEX ARE ACQUIRED FROM NASDAQ OR ITS INFORMATION PROVIDERS AND ARE BELIEVED TO BE ACCURATE AND RELIABLE. BECAUSE OF THE HAZARDS OF ELECTRONIC DISTRIBUTION, THE POSSIBILITY OF HUMAN AND MECHANICAL ERROR AS WELL AS OTHER FACTORS, NEITHER THE ACB NOR ITS AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES ARE RESPONSIBLE FOR ANY ERRORS OR OMISSIONS IN THE INFORMATION OR ITS UNAVAILABILITY AT ANY TIME. ALL SUCH FINANCIAL DATA AND OTHER INFORMATION IS PRESENTED "AS IS" WITHOUT WARRANTY OF ANY KIND AND ACB MAKES NO REPRESENTATIONS AND DISCLAIMS ALL EXPRESS, IMPLIED, AND STATUTORY WARRANTIES OF ANY KIND TO ANY PARTY INCLUDING WARRANTIES AS TO ACCURACY, TIMELINESS, COMPLETENESS, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.
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